Exhibit 10.46

IRIDIUM COMMUNICATIONS INC.

2009 STOCK INCENTIVE PLAN

NON-EMPLOYEE DIRECTOR STOCK OPTION GRANT NOTICE

Iridium Communications Inc., a Delaware corporation (the “Company”), pursuant to the 2009 Iridium Communications Inc. Stock Incentive Plan (the “Plan”), hereby grants to the individual identified below (“Participant”) a stock option to purchase the number of shares of the Company’s common stock, $0.001 par value (the “Shares”) set forth below at the Option Price set forth below (the “Option”). This Option is subject to all of the terms and conditions set forth herein and in the Stock Option Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, both of which are incorporated herein by reference. Any capitalized terms not otherwise defined in this Stock Option Grant Notice (the “Grant Notice”) or in the Agreement shall have the meanings ascribed thereto in the Plan.

Participant:

Grant Date:

Total Number of Shares Subject to Option:

Option Price (Per Share): $

Total Option Price: $

Expiration Date:

Type of Option:	Nonqualified Stock Option

Vesting Schedule:	Subject to the terms and conditions of the Plan, the Agreement and this Grant Notice, this Option will vest and become exercisable with respect to:

(i)25% of the Shares on the last day of the calendar quarter in which the Grant Date occurs,

(ii)25% of the Shares on the last day of the second calendar quarter following the calendar quarter in which the Grant Date occurs,

(iii)25% of the Shares on the last day of the third calendar quarter following the calendar quarter in which the Grant Date occurs, and

(iv)25% of the Shares on the last day of the fourth calendar quarter following the calendar quarter in which the Grant Date occurs (such that this Option will be exercisable with respect to 100% of the Shares on the last day of the calendar year in which the Grant Date occurs).

In no event, however, shall this Option vest or become exercisable for any additional Shares following the termination of Participant’s continuous Employment.

By his or her signature below, Participant agrees to be bound by the terms and conditions of the Plan, the Agreement and this Grant Notice (together, the “Grant Documents”). Participant has reviewed the Grant Documents in their entirety and fully understands all provisions of the Grant Documents. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under or relating to the Grant Documents.

IRIDIUM COMMUNICATIONS INC.	PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:	Address:
Address:

Attachments:	Stock Option Agreement (Exhibit A)
Form of Exercise Notice (Exhibit B)
Iridium Communications Inc. 2009 Stock Incentive Plan (Exhibit C)
Iridium Communications Inc. 2009 Stock Incentive Plan Prospectus (Exhibit D)

EXHIBIT A

TO NON-EMPLOYEE DIRECTOR STOCK OPTION GRANT NOTICE

STOCK OPTION AGREEMENT

Pursuant to the Stock Option Grant Notice (the “Grant Notice”) to which this Stock Option Agreement (the “Agreement”) is attached, Iridium Communications Inc. (the “Company”) has granted to Participant a stock option under the Iridium Communications Inc. 2009 Stock Incentive Plan (the “Plan”) to purchase the number of Shares specified in the Grant Notice upon the terms and conditions set forth in the Plan, the Grant Notice and this Agreement (together, the “Grant Documents”). Capitalized terms not defined in this Agreement shall have the meaning specified in the Grant Notice or, if not defined therein, the Plan.

The Option shall be subject to the terms and conditions set forth below:

1. Grant of Option. In consideration of Participant’s agreement to remain in the service or employ of the Company or an Affiliate and for other good and valuable consideration, effective as of the Grant Date set forth in the Grant Notice, the Company irrevocably grants to Participant an Option to purchase a portion or all of the total number of Shares set forth in the Grant Notice, upon the terms and conditions set forth in the Grant Documents. The Option shall be a nonqualified stock option.

2. Exercise Price. The exercise price of the Shares subject to the Option shall be the Option Price set forth in the Grant Notice; provided that the Option Price per Share subject to the Option shall not be less than 100% of the Fair Market Value of a Share on the Grant Date.

3. Exercisability of Option.

(a) Subject to the limitations contained herein, the Option will vest and become exercisable as set forth in the Grant Notice, provided that vesting will cease upon the termination of Participant’s continuous Employment. For the purposes of this Agreement, in the event of an involuntary termination of continuous Employment, the termination shall be effective, and vesting shall cease, as of the date stated in the relevant notice of termination and, unless otherwise required by law, will not be extended by any notice period or other period of leave. Subject to applicable law, the Company shall determine the date of termination in its sole discretion.

(b) Notwithstanding the foregoing, (i) in the event of a termination of Participant’s Employment due to Participant’s death or Disability (as defined in Section 4), the Option will vest and become exercisable on the date of such termination with respect to 100% of the Shares subject thereto and (ii) in the event of a termination of Participant’s Employment by the Company without Cause (as defined in Section 4), the Option will vest and become exercisable on the date of such termination with respect to the Shares subject thereto that would have vested on the next applicable vesting date if the Participant’s Employment had continued on that date.

4. Term. Participant may not exercise the Option before the commencement of its term on the Grant Date or after its Expiration Date. Subject to the provisions of the Grant Documents, Participant may exercise all or any part of the vested portion of the Option at any time prior to the earliest to occur of:

(a) the date on which Participant’s continuous Employment is terminated for Cause;

(b) one (1) year after Participant’s Employment terminates for any reason other than Cause;

(c) the Expiration Date indicated in the Grant Notice.

For purposes of this Agreement, “Cause” shall mean the Company’s termination of Participant’s Employment due to Participant’s: (i) conviction for, or plea of guilty or no contest to, any felony or a lesser crime involving moral turpitude; or (ii) commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct or breach of fiduciary duty against the Company or any of its Affiliates.

For purposes of this Agreement, “Disability” shall mean Participant’s “permanent and total disability” (within the meaning of Section 22(e)(3) of the Code).

5. Method of Payment.

(a) Payment of the Option Price for the Option being exercised is due in full upon exercise of all or any part of the vested Option. Participant may elect to make payment of the Option Price in cash or by check or wire transfer (or any combination thereof). Alternatively, in the Board’s sole discretion at the time the Option is exercised and to the extent permitted by applicable law, Participant may pay the Option Price by (i) delivery of a notice that Participant has placed a market sell order with a broker with respect to Shares then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the aggregate Option Price for such Shares; provided, that payment of such proceeds is then made to the Company upon settlement of such sale; (ii) delivery of Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased that are not subject to any pledge, encumbrance or other security interest and satisfy such other requirements as may be imposed by the Board; provided further, that such Shares have been held by Participant for no less than six months (or such other period as established from time to time by the Board in order to avoid adverse accounting treatment under applicable accounting principles); (iii) any other payment method provided under the Plan that the Board may approve; or (iv) any combination of cash (or an approved cash equivalent) and any of the foregoing.

(b) Concurrently with the exercise of the Option, Participant must pay to the Company in cash (or by check or wire transfer) any amount that the Company determines it is required to withhold under applicable federal, state or local or foreign tax laws in respect of the exercise or the transfer of such Shares; provided that the Board may, in its sole discretion, allow such withholding obligation to be satisfied by any other method described in Section 4 of the Plan.

(c) Where Participant is permitted to pay the Option Price of an Option and/or taxes relating to the exercise of an Option by delivering Shares, Participant may, subject to procedures satisfactory to the Board, satisfy such delivery requirement by presenting proof that Participant is the beneficial owner of such Shares, in which case the Company shall treat the Option as exercised and/or the taxes paid, as applicable, without further payment and shall withhold such number of Shares from the aggregate number of Shares acquired upon the exercise of the Option.

6. Exercise Procedures.

(a) Subject to Section 7 below and other relevant terms and conditions of the Plan and this Agreement, Participant may exercise the vested portion of the Option during its term by:

(i) delivering a completed and signed Exercise Notice (substantially in the form attached as Exhibit B to the Grant Notice) together with the Option Price to the Secretary of the Company, or to such other person as the Company may designate, during regular business hours, together with such additional documents as the Company may then require; or

(ii) such other method approved by the Committee.

(b) Any exercisable portion of the Option or the entire Option, if then wholly exercisable, may be exercised in whole or in part at any time prior to the time when the Option or portion thereof becomes unexercisable under Section 4; provided, that each partial exercise shall be for not less than 100 Shares (or, if less, the maximum number of shares for which the Option is vested and exercisable at such time) and shall be for whole Shares only.

(c) By exercising the Option, Participant agrees that, as a condition to such exercise, Participant and Participant’s spouse, if requested by the Company, contemporaneously with the exercise of the Option and prior to the issuance of any certificate representing the Shares purchased upon such exercise, shall execute any agreements by and among the Company and the Company’s stockholders which shall then be applicable to the Shares to be issued to Participant, including any and all amendments to such agreements in effect at the time of such exercise, and agree to comply with any and all restrictions which then apply to holders of Shares (or the securities which at that time are to be issued upon the exercise of the Option).

7. Securities Law Compliance. Notwithstanding anything to the contrary contained herein, Participant may not exercise the Option unless the Shares issuable upon such exercise are then registered under the Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Act. The exercise of the Option must also comply with other applicable law governing the Option, and Participant may not exercise the Option if the Company determines that such exercise would not be in compliance with applicable law.

8. Limitations on Transfer.

(a) Options. Unless expressly permitted by the Board, the Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during Participant’s life only by Participant. Notwithstanding the foregoing, (a) the Option will be transferable pursuant to a domestic relations order and (b) by delivering written notice to the Company (in a form satisfactory to the Company), Participant may designate a third party who, in the event of Participant’s death, shall thereafter be entitled to exercise the Option.

(b) Option Shares. Other than as explicitly described in this Section 8(b), prior to the earlier of (i) the first business day that occurs more than six months following the date on which Participant’s Employment is terminated for any reason and (ii) a Change in Control, neither Participant nor any transferee of Participant (including any beneficiary, executor or administrator) shall assign, alienate, pledge, attach, sell or otherwise transfer or encumber any Shares acquired upon the exercise of the Option (“Option Shares”); provided that Option Shares may be transferred (A) for consideration following each date on which the Option is exercised, but solely with respect to that number of Option Shares having an aggregate Fair Market Value, determined at the time of such exercise, equal to the aggregate tax liability incurred by Participant with respect to the Option Shares acquired upon such exercise; (B) by will or the laws of descent and distribution; (C) by Participant without consideration to (x) any person who is a “family member” of Participant as such term is used in the instructions to Form S-8 (collectively, the “Immediate Family Members”), or (y) a trust solely for the benefit of Participant and his Immediate Family Members; or (D) to any other transferee as may be approved by the Board in its sole discretion (collectively, the “Permitted Transferees”); provided, that, in the case of clauses (C) or (D), Participant gives the Board advance written notice describing the terms and conditions of the proposed transfer and the Board notifies Participant in writing that such a transfer is in compliance with the terms of this Agreement; provided, further, that, the restrictions upon any Option Shares transferred in accordance with clauses (C) or (D) of this Section 8(b) shall apply to the Permitted Transferee, such transfer shall be subject to the acceptance by the Permitted Transferee of the terms and conditions hereof, and any reference in this Section 8(b) to Participant shall be deemed to refer to the Permitted Transferee.

9. Rights as Stockholder. The holder of the Option shall not be, nor have any of the rights or privileges of, a stockholder of the Company in respect of any Shares purchasable upon the exercise of any part of the Option unless and until such Shares shall have been issued by the Company to such holder (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 8 of the Plan.

10. No Right to Employment or Additional Options or Awards. The Option granted hereunder shall impose no obligation on the Company or any of its Affiliates to continue Participant’s Employment and shall not lessen or affect the Company’s or any of its Affiliates’ right to terminate such Employment. Neither Participant nor any other Person shall have any claim to be granted any additional Option or any other Award and there is no obligation under the Plan for uniformity of treatment of Participants, or holders or beneficiaries of Options or other Awards. The terms and conditions of the Option granted hereunder or any other Award granted under the Plan or otherwise and the Board’s determinations and interpretations with respect thereto and/or with respect to Participant and any recipient of an Option or other Award under the Plan need not be the same (whether or not Participant and any such other recipient are similarly situated).

11. Notices. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, facsimile, courier service or personal delivery:

if to the Company:

Iridium Communications Inc.

1750 Tysons Blvd., Suite 1400

McLean, VA 22102

Facsimile: (703) 287-7450

Attention: Secretary

if to Participant:

To the last known address contained in the Company’s records.

All such notices, demands and other communications shall be deemed to have been duly given when delivered by hand, if personally delivered; when delivered by courier, if delivered by commercial courier service; five (5) business days after being deposited in the mail, postage prepaid, certified or registered mail, return receipt requested, if mailed; and when receipt is mechanically acknowledged, if by facsimile.

12. Option Subject to Plan. By executing the Grant Notice, Participant acknowledges and agrees that Participant has reviewed the Grant Documents in their entirety, has had an opportunity to obtain the advice of Participant’s personal tax advisor prior to executing the Grant Notice and accepting the Option, and fully understands all provisions of the Grant Documents to which the Option is subject. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13. Miscellaneous.

(a) Additional Documents. Participant agrees upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of this Award.

(b) Administration. The Board shall have the power to interpret the Grant Documents and to adopt such rules for the administration, interpretation and application of the Grant Documents as are consistent therewith and to interpret or revoke any such rules. All actions taken and all interpretations and determinations made by the Board shall be taken in good faith and shall be final and binding upon Participant, the Company and all other interested Persons. No member of the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or the Option.

(c) Waiver. The waiver by either party of compliance with any provision of the Agreement by the other party shall not operate or be construed as a waiver of any other provision of the Agreement, or of any subsequent breach by such party of a provision of the Agreement.

(d) Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth in Section 8, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, successors and assigns.

(e) Governing Law. This Agreement and the Grant Notice shall be construed and interpreted in accordance with the laws of the State of Delaware without regard to principles of conflicts of law thereof, or principals of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Delaware.

(f) Amendments. The Grant Notice and this Agreement may not be modified, amended or terminated, except by an instrument in writing, signed by a duly authorized representative of the Company and, to the extent any such modification, amendment or termination may materially adversely affect the rights of Participant, by Participant, except as otherwise provided under the terms of the Plan.

(g) Entire Agreement. The Grant Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements or understandings, whether written or oral.

EXHIBIT B

TO NON-EMPLOYEE DIRECTOR STOCK OPTION GRANT NOTICE

FORM OF EXERCISE NOTICE

Effective as of today,             , 20                 , the undersigned (“Participant”) hereby elects to exercise Participant’s option to purchase the number of shares of common stock specified below (the “Shares”) of Iridium Communications Inc., a Delaware corporation (the “Company”), under and pursuant to the Iridium Communications Inc. 2009 Stock Incentive Plan (the “Plan”), the Stock Option Grant Notice dated as of             , 20                  and the Stock Option Agreement attached thereto (collectively, the “Grant Documents”). Capitalized terms used herein without definition shall have the meanings given in the Grant Documents.

Grant Date:

Number of Shares as to which Option is Exercised:

Option Price per Share:	$

Total Option Price:	$

Certificate to be issued in name of:

Payment of total Option Price plus applicable withholdings:

Cash, check or wire transfer payment delivered herewith:	$

Proceeds of broker-assisted cashless exercise:	$

Other approved method:	$	(Please specify)

By this exercise, Participant (i) acknowledges that Participant has received, read and understood the Grant Documents and agrees to abide by and be bound by their terms and conditions, (ii) understands that Participant may suffer adverse tax consequences as a result of Participant’s purchase or disposition of the Shares, (iii) represents that Participant has consulted with any tax consultants Participant deems advisable in connection with the purchase or disposition of the Shares and that Participant is not relying on the Company for any tax advice, (iv) agrees to provide such additional documents as the Company may require, and (v) understands that the Shares are subject to certain restrictions on transfer set forth in the Grant Documents. If this Option is being exercised by an authorized representative of Participant in case of Participant’s Disability or other legal incapacity or by Participant’s administrator or estate in the event of Participant’s death, then such representative, administrator or estate shall be deemed to have agreed to all of the foregoing on behalf of Participant or his or her estate, as applicable, as a condition of the exercise of the Option.

Accepted by IRIDIUM COMMUNICATIONS INC.	Submitted by PARTICIPANT

By:	By:
Print Name:	Print Name:
Title:	Address:

1

EXHIBIT C

TO STOCK OPTION GRANT NOTICE

IRIDIUM COMMUNICATIONS INC. 2009 STOCK INCENTIVE PLAN

2

EXHIBIT D

TO STOCK OPTION GRANT NOTICE

IRIDIUM COMMUNICATIONS INC. 2009 STOCK INCENTIVE PLAN PROSPECTUS